Exhibit 10.28
AGREEMENT
“PRINCE & ME II: THE ROYAL WEDDING”
     This agreement (the “Agreement”) is made and entered into as of December 6, 2005 by and between Sobini Films, a California Corporation (“Grantor”), whose address is 2700 Colorado Avenue, Suite 510B, Santa Monica, California, 90404, and Lions Gate Films Inc. (“LGF”), whose principal address is 2700 Colorado Avenue, Second Floor, Santa Monica, California, 90404, with respect to that certain motion picture presently entitled “Prince & Me II: The Royal Wedding”.
1. Picture: The “Picture” shall mean that certain motion picture presently entitled “Prince & Me II: The Royal Wedding” and any and all versions thereof and all “bloopers”, footage, trims and outtakes thereof (including, without limitation, the Director’s Cut and the Final Cut and any and all versions of each of the foregoing, all versions rated by the Motion Picture Association of America and unrated versions of the Picture, “behind the scenes”, “making of” and any and all other documentary or short films concerning the Picture, and all footage, “bloopers”, trims and out-takes of each of the foregoing), produced by on behalf of or at Grantor’s direction, in the year 2005.
2. Territory: The “Territory” shall mean the Universe, excluding only the Reserved Territory. As used herein, the “Reserved Territory” shall mean the United States and Canada, and each of their territories, possessions, trusteeships and commonwealths.
3. Rights Granted:
     a. Rights Granted to LGF: Grantor hereby grants to LGF on an exclusive basis, all distribution rights in and to the Picture and the underlying material with respect thereto, under copyright and otherwise, throughout the Territory, in all languages and in all media, whether now known or hereafter devised, including, without limitation, all Theatrical, Non-Theatrical, Home Video, Television, and ancillary and derivative rights in and to the Picture, by all methods of delivery, whether now know or hereafter devised, including without limitation, all Internet Delivery Mechanisms, all as such rights may be more specifically defined in Schedule “A”, which is attached hereto and incorporated herein by this reference (collectively, the “Rights”), excluding only the sequel, prequel and remake rights in and to the Picture. Without limiting the generality of the foregoing, the Rights granted to LGF hereunder shall include, without limitation, the exclusive right to market, advertise, promote and publicize the Picture in all media, whether now known or hereafter devised.
     b. Remakes Prequels & Sequels: LGF shall have a right of first refusal (a “Right of First Refusal”) with respect to worldwide distribution rights in any motion picture produced by Grantor alone or in conjunction with others during the Term (a “Qualifying Picture”) to the extent that Grantor controls the licensing of such distribution rights, provided, that such Right of First Refusal shall not apply to any rights to distribute a Qualifying Picture which has been licensed, transferred or otherwise disposed of prior to the time that Grantor controls the licensing

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of such distribution rights unless at such later time Grantor has obtained the control of the Subject Distribution Rights. Such a Right of First Refusal shall apply to all rights to distribute the Qualifying Picture in the United States (“U.S. Rights”) and to all rights to distribute the Qualifying Picture outside of the United States (“Foreign Rights”). The rights as to which LGF has the Right of First Refusal set forth in this paragraph shall be referred to herein as “Subject Distribution Rights”.
     i. Grantor shall notify LGF in writing of any Qualifying Picture (a “First Refusal Notice”) setting forth a description of the Material Elements. For purposes of this Agreement, “Material Elements” shall mean the proposed director, lead actor and amount of the budget for the Qualifying Picture. LGF shall have until 5:00 p.m. on the eighth (8th) business day following provision of the First Refusal Notice by Grantor (the “Exercise Period”) to notify Grantor in writing (an “Exercise Notice”) that LGF is exercising its right to negotiate in good faith to acquire the U.S. Rights and/or the Foreign Rights. If LGF so exercises its Right of First Refusal with respect to the U.S. Rights and/or with respect to the Foreign Rights, LGF shall thereupon be obligated to negotiate with Grantor in good faith for a period of ten (10) business days (“Negotiation Period”).
     ii. If the parties fail to reach agreement ( or are deemed to fail to reach agreement) prior to the expiration of the Negotiation Period with respect to U.S. Rights and/or Foreign Rights, subject to and in accordance with subsections (iv) and (v) below, Grantor may accept any third party offer to acquire U.S. rights and/or Foreign Rights on monetary terms or conditions materially more favorable to Grantor that the monetary terms and conditions last offered by LGF to Grantor during the Negotiation Period and/ or may sell or license Foreign Rights on a territory-by territory basis without any further obligation to LGF.
     iii. LGF’s failure to provide an Exercise Notice prior to the expiration of the Exercise Period shall be deemed an election by LGF to not exercise its Right of First Refusal to acquire any of the Subject Distribution Rights. In the event LGF fails to provide an Exercise Notice within the applicable Exercise Period or fails to negotiate with Grantor during the appropriate Negotiation Period, Grantor shall have the right to dispose of the Subject Distribution Rights with respect to Qualifying Picture without any further obligation to LGF.
     iv. Subject to paragraph 3(b)(v) hereinbelow, if at any time there is a substantial change in the Material Elements pertaining to a Qualifying Picture, Grantor shall within ten (10) business days following such change to provide a First Refusal Notice to LGF describing such change of Material Elements. The Exercise Period, Negotiation Period and the mechanics for LGF’s exercise or deemed election not to exercise its rights under any such First Refusal Notice shall be the same as set forth above. For purposes of this Agreement a “substantial change” in the Material Elements pertaining to a Qualifying Picture shall mean (A) any change in the proposed director or lead actor or (B) a decrease of more than ten percent (10%) in the amount of the proposed budget.
     v. Notwithstanding anything to the contrary in this Agreement, if Grantor enters into an agreement with a third party regarding the U.S. Rights or the Foreign Rights in Qualifying Picture, thereafter there is a substantial change in Material Elements pertaining to such

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Qualifying Picture, and Grantor has theretofore compiled with his first refusal obligations as set forth herein, LGF’s Right of First Refusal shall not apply to such Qualifying Picture. By way of clarification, in such event, Grantor would, among other things, not be required to provide a subsequent First Refusal Notice to LGF with respect to a Qualifying Picture, even if the Material Elements of such Qualifying Picture were to change substantially subsequent to the time such agreement is entered into.
4. Term; License Period:
     a. Term: The “Term” of this Agreement (i.e., that period of time under which LGF shall have the right to license the Picture for distribution hereunder) shall commence as of the date first written above and shall terminate seven (7) years from the earlier of (i) the date of complete Delivery (and LGF’s acceptance) of the Picture to LGF in accordance with the Delivery Schedule, (ii) the date LGF first issues a Notice of Delivery to any third party with respect to the Picture, and (iii) the date LGF first issues a Notice of Availability to any third party with respect to the Picture. Without limiting the generality of the foregoing, LGF shall have a right of first negotiation (for a period of ten (10) business days commencing on Grantor’s receipt of LGF’s written notice of its intent to commence such negotiations, which notice shall be Delivered to Grantor no later than the last day of the Term).
     b. License Periods: LGF shall have the right to enter into distribution agreements concerning the Picture with “License Periods” (i.e., that period of time under which such distributor may distribute the Picture) of up to fifteen (15) years in duration in the “major” territories (i.e., Germany, the United Kingdom, France, Italy, Spain, Benelux, Scandinavia, Latin America, Japan, South Korea, Australia and New Zealand) and of up to ten (10) years in all other parts of the Territory. Notwithstanding the foregoing, if LGF enters into a license agreement concerning the Picture with the same licensee that licensed that certain motion picture presently entitled “The Prince and Me”, then LGF shall have the right, but not the obligation, to enter into license agreements concerning the Picture with License Periods that are equal to or shorter in duration than those license periods entered into with respect to “The Prince and Me”. Any proposed License Period that is for a duration that is longer than the time periods set forth herein shall require Grantor’s prior, written approval in each instance, which approval shall not be unreasonably withheld or untimely delayed and shall be deemed given if not rejected within ten (10) business days of Grantor’s receipt of LGF’s written request for approval, except during festivals and markets, during which Grantor’s approval shall be deemed given if not rejected within two (2) days of Grantor’s receipt of LGF’s written request for approval.
5. Minimum Guarantee: None.
6. Grantor’s Participation; Distribution Fees:
     a. Grantor’s Participation: From One Hundred Percent (100%) of all monies received by LGF on a non-refundable basis from the exploitation of the Picture in all media throughout the Territory, LGF shall be entitled to deduct the following on a continuing basis and in the following order: (i) LGF’s Distribution Fee for all media; and (ii) LGF’s Distribution Expenses (as that term is defined hereinbelow). All revenues remaining after the foregoing deductions shall

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be referred to herein as “AGR”. 100% of the AGR shall be allocated to Grantor. That portion of the AGR allocated to Grantor pursuant to this paragraph shall be referred to herein as “Grantor’s Participation”. LGF shall be entitled to cross-collateralize all revenues received by LGF from the exploitation of the Picture in all media throughout the Territory for the purposes of recouping LGF’s recoupable Distribution Expenses. LGF shall not be entitled to cross-collateralize revenues received by LGF from the exploitation of the Picture with revenues received by LGF from the exploitation of any other motion picture or property distributed by LGF for any recoupment purposes, including, but not limited to, the recoupment of Distribution Expenses. The Picture shall not be treated as a “loss leader” by LGF. If LGF includes the Picture in a package of motion pictures licensed to a third party, then the price allocated to the Picture shall be on the basis of a reasonable allocation of revenues in light of the commercial worth of the motion pictures in the package as determined by LGF in the exercise of its reasonable good faith business judgment.
     b. Distribution Fees: LGF’s “Distribution Fee” shall equal Fifteen Percent (15%) of One Hundred Percent (100%) of all Gross Receipts received by LGF from the exploitation of the Picture in all media throughout the Territory. Notwithstanding the foregoing, at such time, if ever, as the aggregate of all Gross Receipts received by LGF with respect to the Picture in all media throughout the Territory equals One Million Dollars ($1,000,000.00), LGF’s Distribution Fee shall increase, on a prospective basis, to Twenty Percent (20%) of One Hundred Percent (100%) of all Gross Receipts received by LGF from the exploitation of the Picture in all media throughout the Territory.
     c. Distribution Expenses: As used herein, “Distribution Expenses” shall mean, with respect to all rights granted to LGF hereunder, one hundred percent (100%) of the aggregate of all actual, direct, out-of-pocket, third party costs expended or incurred by LGF in direct connection with the distribution and exploitation of the Picture throughout the Territory in all media, including, without limitation, all DLT Creation Costs, and all conversion, manufacturing, duplication, shipping, marketing, advertising, promotion and publicity costs, all Residual Payments, and all costs to complete Delivery of the Picture (to the extent (i) LGF elects to cure any failure of Grantor to complete Delivery of the Picture in accordance with the Delivery Schedule and/or (ii) LGF is required to take “access” to any Delivery Materials pursuant to the Delivery Schedule; and/or (iii) Grantor is not required to deliver such elements under the Delivery Schedule). LGF’s recoupment of its Distribution Expenses is subject to the Expense Cap set forth in paragraph 6(d) hereinbelow.
     d. Expense Cap: LGF’s Distribution Expenses concerning the Picture shall not exceed One Hundred Thousand Dollars ($100,000.00) (the “Expense Cap”) without Grantor’s prior, written approval (which approval shall not be unreasonably withheld or untimely delayed and shall be deemed rejected if not given within ten (10) business days of Grantor’s receipt of LGF’s written request for approval); provided that the following Distribution Expenses shall not be subject to the Expense Cap and shall be recoupable by LGF in addition thereto: (i) all actual, direct, out-of-pocket, third party costs of taking Delivery of the Picture, (ii) all actual, direct, out-of-pocket, third party costs of making Delivery of the Picture to LGF’s licensees, (iii) all actual, direct, out-of-pocket, third party Residual Payments, (iv) all actual, direct, out-of-pocket, third party participation payments, and (v) all actual, direct, out-of-pocket third party legal costs.

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     e. Residuals: Grantor represents and warrants that Grantor no residual buy-outs were capable of being obtained with respect to any guild or union affiliated with the Picture or those individuals rendering services in connection therewith (the “Residual Buy-Out”). Without limiting the generality of the foregoing, Grantor shall be responsible for any and all residual and other additional or supplemental payments required to be made by reason of the distribution or other exploitation of the Picture in the Territory. Notwithstanding the foregoing, LGF represents and warrants that it shall pay any residual payments Grantor is required to pay as a result of LGF’s exploitation of the Picture in the Territory other than the Residual Buy-Out (each, a “Residual Payment”) and, if requested by Grantor, shall sign customary Distributor’s Assumption Agreements in connection therewith. Grantor hereby represents and warrants to LGF that LGF shall not be required to pay any residual or other guild penalties hereunder (e.g. additional fees required to be paid as a result of having produced the Picture under the SAG Limited Exploitation Basic Agreement), except with respect to those penalties that may arise as a result of LGF’s failure to timely pay such residual payments (subject to LGF’s receipt of timely written notice of its obligation to pay such residuals and the amount thereof). For the purposes of clarity, LGF shall not be responsible for paying any additional up-front compensation to any guild whatsoever, including, without limitation, the WGC, ACTRA, the DGC, DGA, WOA, IATSE, SAG or to any SAG cast members in order to qualify the Picture for distribution beyond that permitted under SAG’s Limited Exhibition Basic Agreement. In this regard, Grantor shall complete the Residuals Worksheet which is attached hereto and incorporated herein by this reference as Schedule “B”. Delivery of a completed Schedule “B” is a condition precedent to Delivery of the Picture being deemed complete. LGF shall be entitled to recoup all Residual Payments as Distribution Expenses hereunder in excess of the Marketing Expense Cap.
     f. DLT Creation Costs: As used herein, the term “DLT Creation Costs” shall mean and include 100% of LGF’s actual, direct, out-of-pocket, third party costs of creating the DLT(s) for the Picture, including, without limitation, DVD mastering and authoring costs, manufacturing, duplication, and shipping and clearance costs (including, without limitation, the cost of clearing “bonus” materials for such DVD).
7. Delivery: Grantor shall deliver, at Grantor’s sole cost and expense, all Delivery Materials set forth in the Delivery Schedule, which Delivery Schedule shall be negotiated in good faith, to LGF on or before February 13, 2006 (the “Delivery Date”). Without limitation to those requirements set forth in the Delivery Schedule, all documents required to be Delivered to LGF pursuant to the Delivery Schedule shall be Delivered in the English language.
     a. Running Time: The Picture shall be Delivered to LGF with a running time of not less than ninety-four (94) minutes, nor more than one hundred ten (110) minutes, inclusive of main and end titles.
     b. Rating: The Picture shall be delivered to LGF having been judged to receive a rating by the M.P.A.A. that is no more restrictive than “PG-13”.
     c. Access to the Domestic Distributor’s Materials: LGF shall have free and unencumbered access to any and all marketing, advertising, promotional and publicity materials created by or on behalf of the distributor of the Picture in the United States (or any affiliated or subsidiary entity

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thereof), including, but not limited to, trailers, key art, DLTs and other DVD value added materials such as bonus features therefore (the “Domestic Materials”), for LGF’s and LGF’s licensees’ exploitation thereof throughout the Territory in all media, whether now known or hereafter devised, for the duration of any and all License Periods. Grantor shall use good faith efforts to ensure that the Domestic Materials shall be fully cleared (including, without limitation, the music appearing in the Domestic Materials) for the exploitation thereof throughout the Territory in all media whether now known or hereafter devised, for the duration of any and all License Periods, without any payments being required to be paid for such exploitation. In the event that the Domestic Materials are not fully cleared for LGF’s or LGF’s licensees’ exploitation thereof throughout the Territory in all media, whether now known or hereafter devised, for the duration of any and all License Periods, then LGF shall have the right, but not the obligation, to pay such clearance costs and recoup the same as Distribution Expenses hereunder in excess of the Marketing Expense Cap. LGF shall meaningfully consult with Grantor with respect to the amount of such clearance costs.
8. Credits; Editing: LGF and its licensees shall have the right to cut, edit, change or add to, delete from or revise the Picture, including the title, for rating purposes, to conform the Picture to its marketing campaign and for any other reason as LGF or its licensees may in their sole discretion determine. Subject only to Grantor’s third party contractual restrictions delivered to LGF, Grantor’s credit, and/or any guild restrictions which Grantor has informed LGF are applicable to the Picture in writing on or before the Delivery Date, LGF or its licensees may, in its sole discretion, determine and arrange the placing and size of credits including credits above the title and/or above the artwork title. Without limiting the generality of the foregoing, LGF and its licensees shall have the right to place its name and logo (at their sole, recoupable expense) on all materials concerning the Picture in the Territory, including, without limitation, in the main and end credits of the Picture (e.g., LGF’s customary presentation credit), in the billing block, and on all advertising materials. LGF shall not remove Grantor’s logo from any materials Delivered to LGF. It is the essence of this Agreement that Grantor Deliver written notice of all credit, name and likeness obligations and restrictions and all third party contractual approval and consultation rights to LGF in writing on or before the Delivery Date. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness provision or approval or consultation right is unexecuted as of such Delivery Date, then Grantor shall deliver the most recent draft of such agreement to LGF and LGF shall have the right to rely thereon. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness and/or approval or consultation provision is unexecuted as of the Delivery Date, then any and all contractual credit, name and likeness obligations and restrictions and approval rights negotiated after such Delivery Date must be approved by LGF in writing prior to Grantor entering into any agreement with respect thereto, which approval shall not be unreasonably withheld or untimely delayed. LGF shall not remove any credit or copyright notice appearing on screen as the Picture is Delivered to LGF except as follows: (a) to comply with a court order or the order of an arbitrator or mediator, (b) as required in settlement of a dispute, or (c) as required by law. No casual or inadvertent failure by LGF or any third party to comply with any credit, name or likeness obligation or restriction, or to comply with any approval or consultation right, shall be deemed a breach of this Agreement, provided that LGF takes all commercially reasonable steps to cure such failure on a prospective basis commencing on LGF’s receipt of written notice

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thereof. The sole remedy of Grantor for a breach of any of the provisions of this paragraph 8 shall be an action at law for compensatory damages, it being agreed that in no event shall Grantor be entitled to consequential or punitive damages, or to seek or obtain injunctive relief, specific performance, or any other form of equitable relief, by reason of any breach or threatened breach of any of the credit, name, likeness or other obligation or restriction or approval or consultation right, nor shall Grantor be entitled to enjoin or restrain the exhibition, distribution, marketing, advertising, promotion, or other exploitation of the Picture.
9. Holdbacks: Not applicable.
10. Grantor’s Representations and Warranties: Grantor represents and warrants as of the date hereof and also upon Delivery of the Picture that: (a) there are no non-customary credit, name or likeness obligations or restrictions or approval or consultation rights applicable to the Picture (all of which, if any, shall be Delivered to LGF in writing on or before the Delivery Date and LGF shall have the right to rely thereon) and that LGF shall have the right, but not the obligation, to utilize the likeness and name of each of the principal cast members in the artwork and in trailers for the Picture; (b) Grantor owns or controls all Rights granted to LGF under this Agreement and that all such Rights are free of all liens, claims, charges, encumbrances, restrictions, and commitments; (c) there is no agreement concerning the Picture with any person or entity which, if breached, would or could in any way impair, interfere with, abrogate or adversely or otherwise affect any of the Rights granted to LGF under this Agreement; (d) LGF’s exploitation of the Picture will not be subject to any guild liens, or residuals other than WGA and SAG liens and residuals; (e) it is a corporation duly formed and validly existing in good standing under the laws of California and has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement; (f) neither the Picture, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any Right, license or privilege granted to LGF hereunder, violates or will violate, or infringes or will infringe, any trademark, trade name, service mark, patent, copyright (whether common law or statutory), or, to the best of Grantor’s knowledge, the literary, dramatic, musical, artistic, personal, private, civil, “droit moral” or property right or rights of privacy or any other right of any person or entity whatsoever, or unfairly competes with or slanders or libels (or constitutes a trade disparagement of) any person or entity whatsoever; (g) it has no agreement with or obligations to any third party with respect to the Picture which might conflict or interfere with any of the provisions of this Agreement or the use or enjoyment by LGF of any of the Rights granted; (h) the rights granted to LGF herein have not been previously granted, licensed, sold, assigned, transferred, conveyed or exploited by any person or entity and Grantor shall not sell, assign, transfer, convey to or authorize any person or entity any right, title or interest in and to the Picture or any part thereof or in and to the dramatic or literary material upon which the Picture is based, which is adverse to or in derogation of the Rights granted to LGF; (i) there is no litigation, arbitration, claim, demand, or investigation pending or threatened with respect to the Picture, or the literary, dramatic or musical material upon which the Picture is based or which is contained therein, or concerning the physical properties thereof; (j) Grantor has secured, or by the Delivery Date will have secured, and shall for the duration of this Agreement maintain, all clearances (including, without limitation, all music rights and music clearances) which are necessary for LGF to use and enjoy the Rights granted to LGF in and to the Picture throughout the Territory for the duration of the Term and that no supplemental or additional use payments shall be required with respect to the exploitation of the Picture (or any portion or element thereof, including, without limitation, the

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music contained therein) and/or any use or exploitation of any advertising or promotion of the Picture which contains the music as embodied in the Picture (including “in-context” uses thereof); and (k) Grantor is in all respects in compliance with the requirements of the Child Protection and Obscenity Enforcement Act of 1988, as amended by the Child Protection Restoration and Penalties Enhancement Act of 1990, and all rules and regulations promulgated thereunder (collectively, the “CPOEA”) and that the Picture is in all respects in compliance with the requirements of the CPOEA, and does not contain any material that would require Grantor to comply with the recordkeeping requirements of the CPOEA.
11. Indemnities:
     a. Grantor shall indemnify, defend and hold harmless LGF, its parent, subsidiaries, affiliates, assignees, licensees, sublicensees, distributors, sub-distributors and dealers, and the directors, officers, agents, consultants and representatives of the foregoing (the “LGF Indemnitees”), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable outside attorneys’ fees but excluding lost profits and consequential damages), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the LGF Indemnitees by reason of the production of the Picture, or the use or disposition of rights granted herein, or in connection with the breach of any of the warranties, representations or obligations made by Grantor, except to the extent that Grantor is required to be indemnified by LGF pursuant to paragraph 1 l(b) hereinbelow.
     b. LGF shall indemnify, defend and hold harmless Grantor, its parent, subsidiaries, affiliates, assignees, and the directors, officers, agents, consultants and representatives of the foregoing (the “Grantor Indemnitees”), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable outside attorneys’ fees but excluding lost profits and consequential damages), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the Grantor Indemnitees by reason of the distribution, advertising or promotion of the Picture, or in connection with the breach of any of the warranties, representations or obligations made by LGF, except to the extent that LGF is required to be indemnified by Grantor in accordance with paragraph 1l(a) hereinabove.
     c. The parties hereto shall meaningfully consult with each other with respect to the defense, institution or settlement of litigation in connection with the rights granted hereunder and LGF’s exploitation thereof during the Term and in the Territory.
12. Sales Reports: LGF shall deliver a customary sales report within 30 (thirty) days after the conclusion of every major market or festival at which the Picture is sold until the end of December, 2007.
13. Audit Rights: Grantor shall have the right to have a certified public accountant of its choice audit LGF’s books and records with respect to the Picture(s) once per year (and only once with respect to any particular records and/or statements) at Grantor’s sole cost and expense; such audit shall take place in LGF’s principal place of business and shall not unreasonably interfere with LGF’s course of business. Said audit shall be conducted at LGF’s principal place of business

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during normal business hours. Grantor shall give LGF ten (10) business days prior written notice of its intent to conduct such audit. All notices, statements and payments made pursuant to the Agreement shall be deemed valid and shall not be subject to dispute or audit unless disputed within twenty-four (24) months after first issued. In the event that an audit reveals (i) an underpayment of seven and one-half percent (7.5%) or more of the total monies owed; (ii) the underpayment is seven thousand five hundred dollars (57,500.00) or more, and (iii) the amount of the audit is reasonable and customary and does not exceed the amount of the underpayment, then LGF shall pay Grantor the amount of the underpayment plus the reasonable, actual, direct, out-of-pocket, third party costs of the audit up to the amount of the underpayment.
14. Assignment: LGF may grant, assign or sublicense this Agreement or any of its rights or obligations herein to any third party; provided that LGF shall remain primarily liable for its obligations hereunder unless such assignment is to (i) a parent, subsidiary or affiliated entity of LGF, (ii) a company that acquires all or substantially all of LGF’s assets, and/or (iii) is to a “major” or “mini-major” studio, and, in any event, provided that LGF shall remain secondarily liable for its payment obligations hereunder. Grantor shall not assign this Agreement or any of their rights or obligations herein except that Grantor shall have the right to assign its right receive payment on three (3) separate occasions in bulk. In addition, after Delivery of the Picture is accepted by LGF, Grantor shall have the right to assign its rights and obligations to a financially responsible third party that acquires all or substantially all of Grantor’s assets and who assumes all of Grantor’s obligations in writing, provided that Grantor shall remain primarily liable for its obligations hereunder. Any purported assignment in violation of this Agreement shall be null and void.
15. No Third Party Beneficiaries: Nothing contained in this Agreement shall be construed so as to create any third party beneficiary hereunder. In this regard, nothing under this Agreement shall entitle any third party to any remedies against LGF, at law, in equity, or otherwise, including, without limitation, any additional audit rights or the right to seek or obtain injunctive relief against LGF’s distribution of the Picture.
16. Default: If Grantor defaults (or breaches a material representation and warranty), which default remains uncured for fifteen (15) business days following Grantor’s receipt of LGF’s written notice to Grantor thereof, LGF shall be entitled to terminate this Agreement. In the event that Grantor fails to fully Deliver the Delivery Materials set forth in the Delivery Schedule, which failure is not timely cured, LGF may create such Delivery Materials, the reasonable, actual, out-of-pocket cost of which shall be recoupable by LGF, in LGF’s sole discretion, as (i) as a Distribution Expense, and/or (ii) from any other monies (e.g. Grantor’s Participation, bonuses, etc.) which are then due and owing to Grantor. LGF’s rights and remedies shall be cumulative, and none of them shall be exclusive of any other allowed by law, except that LGF shall not have the right to seek injunctive relief with respect to the exploitation of the Picture in the Reserved Territory. If LGF defaults, Grantor shall not be entitled to terminate or rescind this Agreement, nor to obtain injunctive relief with respect to the exercise by LGF of the rights granted hereunder. Grantor’s sole remedy shall be an action at law for damages.
17. Governing Law; Jurisdiction: This Agreement shall be construed and interpreted pursuant to the Laws of the State of California as it applies to contracts entered into and performed wholly

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within California or, if appropriate, the federal laws of the United States of America. Any dispute regarding the validity, construction, terms or performance of this Agreement or any other matter in connection therewith shall be submitted to binding arbitration before the JAMS in Los Angeles, California in accordance with the following provisions:
     a. If the parties cannot agree upon a single arbitrator, each party shall select one arbitrator who has experience in the motion picture industry and both arbitrators so selected shall select a third arbitrator.
     b. The third arbitrator shall adjudicate the dispute applying the laws of the state of California as it applies to contracts entered into and wholly performed within California or, if appropriate, the federal laws of the United States of America.
     c. The arbitrator shall issue a written opinion specifying the basis for their award and the types of damages awarded.
     d. There shall be a court reporter record made of the arbitration hearing and said record shall be the official transcript of the proceedings.
     e. Witness lists, production of documents and subpoenas in the arbitration shall be in accordance with Section 1280 et seq. of the California Code of Civil Procedure, except that the fifteen (15) day periods set forth in subsections (a)(2)(A) and (B) of Section 1282.2 shall be deemed to be periods of five (5) business days. If the dispute pertains to Delivery, there shall be made available to the arbitrator all relevant materials submitted by LGF or Grantor which purport to constitute completion and delivery of the Picture. The parties shall participate in an exchange of information before the hearing. If any such discovery is not voluntarily exchanged among the parties, the party desiring such discovery may apply to the arbitrator at the outset of the arbitration for particular discovery requests. The arbitrator may deny only such discovery as is unreasonable or is intended to unduly delay the prompt conclusion of the arbitration.
     f. The decision of the arbitrator (or the majority of the arbitrators, if applicable) shall be binding upon the parties, shall constitute a full and final adjudication of the controversy. The parties shall each be responsible for paying fifty percent (50%) of all the arbitrator’s and court reporter’s fees (including, without limitation, the cost of the arbitration). A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
18. Integrated Agreement: This Agreement contains the entire agreement between the parties and supersedes any and all other representations, agreements, and understandings between them with respect to its terms.
19. Modification: No waiver of modification of this Agreement or any portion thereof (including, without limitation, this provision) shall be valid unless in a writing that is signed by both parties and no waiver of any specific provision or forbearance in the exercise of any right on any occasion shall preclude the strict enforcement of that right in the future, nor shall it preclude the strict enforcement of any other rights hereunder.

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     This Agreement (inclusive of Schedule “A”, Exhibit “A” and Exhibit “C”), when executed, is legally binding unless and until superseded by a more formal agreement incorporating the terms set forth above as well as additional provisions, which when and if executed, shall replace this Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning as in LGF’s standard long-form agreement, subject to good faith negotiations in accordance with LGF’s and Grantor’s standard business practices. All items not addressed above shall be negotiated in good faith pursuant to prevailing industry customs and standards and LGF’s and Grantor’s standard business practices.

AGREED TO AND ACCEPTED BY:

LIONS GATE FILMS INC.	SOBINI FILMS, a California Corporation

/s/ Wayne Levin	/s/ Jill Courtemanche

Signature	Signature

WAYNE LEVIN	Jill Courtemanche

Print name	Print name

EXEC. VP & GENERAL COUNSEL
BUSINESS & LEGAL AFFAIRS	Attorney

Title	Title

3/14/06	3/3/06

Date	Date